THIS ANNOUNCEMENT (AND THE INFORMATION CONTAINED HEREIN) IS NOT FOR FORWARDING, PUBLICATION, DISTRIBUTION OR RELEASE, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, JAPAN, NEW ZEALAND AND THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

11 December 2012

TRADER MEDIA EAST LIMITED

3 FOR 1 GDR RIGHTS ISSUE OF 37,527,627 NEW GDRs TO EXISTING GDR HOLDERS AT A PRICE OF US$0.21 PER NEW GDR CONCURRENTLY WITH A SHARE RIGHTS OFFERING TO EXISTING SHAREHOLDERS OF UP TO 150,000,000 NEW SHARES AT AN EQUIVALENT PRICE OF US$0.16 PER ORDINARY SHARE

Publication of Prospectus

Further to the announcement by Trader Media East Limited regarding its New GDR Offering and Pre-emptive Share Offering to raise approximately US$23.4 million (net of expenses), the UK Listing Authority has approved the prospectus dated 11 December 2012 (the "Prospectus").

The Prospectus containing details of the New GDR Offering will be made available at the Company's registered office and will also be made available on the Company's website (www.tmeast.com).  A copy of the Prospectus will be submitted to the National Storage Mechanism and will shortly be available for inspection at www.Morningstar.co.uk/uk/NSM.

Enquiries

Trader Media East Limited

Tel: +90 216 5569290

Murat Doğu

E-mail: mdogu@doganholding.com.tr

Investor Relations Contact Information

İnci Tarı
Investor Relations Director

Tel: +90 212 449 65 54

E-mail: itari@hurriyet.com.tr

THIS ANNOUNCEMENT (AND THE INFORMATION CONTAINED HEREIN) DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES IN THE UNITED STATES, AUSTRALIA, CANADA, JAPAN, NEW ZEALAND, THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION. SECURITIES MAY NOT BE OFFERED FOR SALE IN THE UNITED STATES ABSENT REGISTRATION UNDER THE US SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR AN EXEMPTION FROM REGISTRATION. THE SECURITIES DESCRIBED IN THIS ANNOUNCEMENT WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, WILL NOT BE OFFERED FOR SALE IN THE UNITED STATES.

THIS ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS. NEITHER THIS ANNOUNCEMENT NOR ANY PART OF IT SHALL FORM THE BASIS OF OR BE RELIED ON IN CONNECTION WITH OR ACT AS AN INDUCEMENT TO ENTER INTO ANY CONTRACT OR COMMITMENT WHATSOEVER. INVESTORS SHOULD NOT SUBSCRIBE FOR OR PURCHASE ANY SHARES REFERRED TO IN THIS ANNOUNCEMENT EXCEPT ON THE BASIS OF INFORMATION IN THE PROSPECTUS TO BE PUBLISHED BY THE COMPANY IN DUE COURSE IN CONNECTION WITH THE PROPOSED NEW GDR OFFERING. COPIES OF THE PROSPECTUS WILL, FOLLOWING PUBLICATION, BE AVAILABLE FROM THE COMPANY'S REGISTERED OFFICE.